EXHIBIT 99.1

PENNROCK FINANCIAL SERVICES CORP.

DIVIDEND REINVESTMENT PLAN

Amended and Restated August 24, 2004 (Effective September 1, 2004)

  PURPOSE OF THE PLAN

        The purpose of this Dividend Reinvestment Plan is to provide the shareholders of PennRock Financial Services Corp., with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the common stock of PennRock Financial Services Corp. at a cost representing a savings over that available in typical market purchases.

  DEFINITIONS

        For purposes of the Plan, the following words or phrases shall have meanings assigned to them below:

          (a)   "Authorization Card" shall mean the card or other document designated by the Plan Agent as the required evidence of a shareholder's election to participate in the Plan.

          (b)   "Company" shall mean PennRock Financial Services Corp.

          (c)   "Fair market value" shall mean the value of the Stock determined by the Company as follows:

            (i)    Exchange Traded.    In the event that the Stock is listed on an established stock exchange, the fair market value per share shall be the closing sale price of the Stock on such exchange on the applicable date or, if no sale of Stock occurred on that day, on the next preceding day on which a sale occurred.

            (ii)    NASDAQ Listed.    In the event that the Stock is not listed on an established stock exchange, but is then quoted on the NASDAQ National Market®, the fair market value per share shall be the closing sale price of the Stock on the NASDAQ National Market® on the applicable date or, if no sale of Stock occurred on that day, on the next preceding.

            (iii)    OTC Traded.    In the event that the Stock is not listed on an established stock exchange and is not quoted on the NASDAQ National Market®, the fair market value per share shall be the average of the average of the closing bid and asked quotations of the Stock for the five trading days immediately preceding the applicable date as reported by two brokerage firms to be selected by the Company which are then making a market in the Stock, except that if no closing bid or asked quotation is available on one or more of such trading days, fair market value shall be determined by reference to the five trading days immediately preceding the applicable date on which closing bid and asked quotations are available.

            (iv)    Other.    In the event that the Stock is not listed on an established stock exchange, is not quoted on the NASDAQ National Market® and no closing bid and asked quotations are available, or that the fair market value per share cannot otherwise be determined as contemplated above, then fair market value per share shall be determined in good faith by the Company.

          (d)   "Investment Dates" shall mean the dividend payment dates of the Company, which typically fall in March, June, September and December of each year.

          (e)   "Participant" shall mean a shareholder of the Company who has elected to participate in the Plan by delivering an executed Authorization Card to the Plan Agent.

          (f)    "Plan" shall mean this Dividend Reinvestment Plan.

          (g)   "Plan Agent" shall mean American Stock Transfer and Trust Company ("AST") or any successor Plan Agent as may from time to time be appointed by the Company.

          (h)   "Plan Shares" shall mean shares of Stock that have been purchased by a Participant under the Plan and which are being held by the Plan Agent in a custodial account as agent for such Participant.

          (i)    "Stock" shall mean the $2.50 par value common stock of the Company.

  ADMINISTRATION

        The Plan shall be administered by the Plan Agent. All Plan Shares will be registered in the name of the Plan Agent (or its nominee), as agent for the Participants and will be credited to the accounts of the respective Participants.

  PARTICIPATION

        All holders of record of 100 or more shares of Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must become a shareholder of record by having at least 100 shares of the Stock transferred into his own name in order to participate in the Plan.

        In the event that a Participant ceases to own of record at least 100 shares of Stock, the Company may in its discretion elect to terminate such Participant's participation in the Plan, in which case such Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 13 of the Plan on the effective date of such termination.

        An otherwise eligible shareholder of record may participate in the Plan only if shares of Stock may lawfully be offered and sold under the Plan to residents of the state in which that shareholder resides. The Company shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that the Company shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impractical for reasons of cost or otherwise.

  ENROLLMENT

        An eligible shareholder of record may enroll in the Plan at any time by completing and signing an Authorization Card and returning it to the Plan Agent. If an Authorization Card requesting reinvestment of dividends is received by the Plan Agent on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Card is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next record date if the shareholder is still a holder of record. If authorized by the Plan Agent, a shareholder may also enroll in the Plan via the Plan Agent's website.

        A shareholder who enrolls in the Plan may elect to reinvest the dividends payable on all or a specified whole number of the shares of Stock held of record by him (or on none of such shares in the event that a shareholder wishes to participate in the Plan solely for purposes of making voluntary cash payments as provided in Section 6 of the Plan).

  VOLUNTARY CASH CONTRIBUTIONS

        A Participant may make voluntary cash contributions to the Plan of not less than $25.00 nor more than $10,000.00 per quarter. The same amount need not be invested in each quarter. A Participant is under no obligation to make any voluntary cash contribution.

        A voluntary cash contribution shall be made by forwarding a check or money order, payable to the Plan Agent, with a completed Authorization Card when enrolling, or thereafter, with the payment form attached to each statement of account. If authorized by the Plan Agent, voluntary cash contributions may also be made via the Plan Agent's website. The Plan Agent will apply each voluntary cash contribution received from a Participant before an Investment Date to the purchase of Stock for the account of that Participant on such Investment Date. A voluntary cash contribution will not be deemed to have been made by a Participant or received by the Plan Agent until the funds so contributed are actually collected.

        Interest will not be paid on voluntary cash contributions and the Plan Agent will return any cash contribution received later than the day before the Investment Date and more than 30 days prior to the next Investment Date. Voluntary cash contributions will be returned to a Participant upon written request to the Plan Agent, provided that the request is received no later than two business days prior to the next scheduled Investment Date.

  PURCHASES

        On each Investment Date, the Company will pay to the Plan Agent the total amount of dividends payable on each Participant's shares of Stock (including Plan Shares) and, except as otherwise directed by the Company, the Plan Agent shall use that amount, in addition to the Participant's voluntary cash contributions, if any, to purchase shares of Stock from the Company for the account of the Participant. The price of the shares purchased from the Company shall be the fair market value of the shares as of the Investment Date. No shares will be sold at less than par value.

        The Company reserves the right at any time to direct the purchase of shares in the open market. Open market purchases will be made as soon as possible after the applicable Investment Date, but not more than 30 days after such date. The purchase price to a Participant of shares purchased in the open market will be the cost (including brokerage commissions) to the Plan Agent of such purchases. In the event that any shares are purchased in the open market, no shares will be allocated to a Participant's account until the date on which the Plan Agent has purchased sufficient shares from the Company and in the open market to cover the quarterly purchases for all Participants in the Plan. In such event, the purchase price per share to all Participants will be based upon the weighted averages of the prices of all shares purchased from the Company and in the open market.

        Each Participant's account will be credited with the number of whole and fractional shares (calculated to three (3) decimal places) equal to the amount to be invested divided by the applicable purchase price.

  DIVIDENDS

        As record holder of the Plan Shares held in Participants' accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole or fractional shares held in each account and will automatically reinvest these dividends in the Stock of the Company.

  COSTS

        No brokerage fees will be charged to Participants in connection with the purchase of Stock from the Company. Participants will be charged the actual cost (including brokerage commissions) of all shares purchased in the open market. All decisions whether to purchase shares from the Company or in the open market will be made by the Company. All other costs of administration of the Plan will be borne by the Company; provided, however, that the Company may in its discretion and with prior written notice to each Participant require the payment of a service fee in connection with any Plan transaction (including, without limitation, the reinvestment of dividends, the investment of voluntary cash contributions, the issuance of a stock certificate and the sale of Plan shares). The Company may in its discretion, at any time and from time to time, and with prior written notice to each Participant modify the fees which it charges in connection with Plan transactions.

  REPORTS TO PARTICIPANTS

        As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement showing (i) the amount of the dividend and the voluntary cash contribution, if any, applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total shares accumulated under the Plan, computed to three decimal places. Each Participant will receive annually Internal Revenue Service Form 1099 reporting dividend income received.

  VOTING OF SHARES

        Plan Shares held for a Participant's account under the Plan will be voted in accordance with the instructions of such Participant given on any proxy duly executed by such Participant and timely delivered to the Company with respect to such shares. Plan Shares held for the account of a Participant who does not return a proxy will not be voted, unless such Participant elects to vote such shares in person at the meeting.

  CERTIFICATES FOR SHARES

        All Plan Shares will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to a Participant unless requested in writing. If authorized by the Plan Agent, a request for the issuance of a stock certificate may also be submitted via the Plan Agent's website. The Plan Agent will issue to a Participant a certificate for the requested number of whole Plan Shares within 15 days after the date on which such Participant's request is received. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

        A Participant may deposit free of charge with the Plan Agent for safekeeping one or more certificates for shares of Stock registered in the Participant's name, which shares shall upon receipt be registered in the name of the Plan Agent or its nominee and credited to the Participant's account under the Plan.

  WITHDRAWALS

        Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Agent, which notice must be accompanied by any applicable service fee. If authorized by the Plan Agent, notice of withdrawal may also be given via the Plan Agent's website. Within 15 days after the date on which such notice is received by the Plan Agent (the "Termination Date"), the Plan Agent will deliver to the participant: (i) a certificate for all whole Plan Shares held under the Plan, (ii) a check representing any uninvested dividends and voluntary cash contributions, and (iii) a check in lieu of the issuance of a fractional share, equal to the fractional Plan Share multiplied by the fair market value per share of the Stock on the Termination Date.

        A Participant may at any time request in writing that all (or if less than all, any whole number of) Plan Shares held for his account under the Plan be sold, in which case the Plan Agent shall as promptly as practicable (and in any event within 15 business days following receipt of such request) sell the number of Plan Shares specified in such request and deliver the proceeds of sale, less applicable brokerage fees and commissions, service fees, transfer taxes and other costs, if any, to the selling Participant by mailing a check to the Participant in the appropriate amount. All such sales shall be made in the open market at the then current market price, except that the Company may elect to purchase such Plan Shares at a price equal to the fair market value thereof on the date that the request is received by the Plan Agent. Requests by a Participant to sell Plan Shares shall be in such form as may from time to time be specified by the Plan Agent. If authorized by the Plan Agent, a request to sell shares may also be made via the Plan Agent's website.

  STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

        Any stock dividends or split shares distributed by the Company on the Plan Shares of a Participant will be credited to such Participant's account with the Plan Agent as additional Plan Shares.

        In the event of a rights offering by the Company, the Plan Agent will sell all rights received on Plan Shares held of record by the Plan Agent as custodian and will, on the next Investment Date, invest the proceeds of sale in additional shares of Stock which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise such rights must request the Plan Agent to issue a share certificate to the Participant as provided in Section 12 above. Such request must be made prior to the record date for exercising such rights.

        The Company may in its discretion authorize the Plan Agent to temporarily suspend transaction processing pending the completion of any stock dividend, stock split, rights offering or other transaction.

  AVAILABLE SHARES

        As of September 1, 2004, there shall be available for sale to participants under the Plan 503,558 shares of Stock (whether such shares are original issue or treasury shares acquired from the Company or shares which are acquired by the Plan Agent in the open market), consisting of 3,558 previously authorized shares and 500,000 additional shares authorized upon the amendment and restatement of the Plan, which number shall be subject to an automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Stock which results from a future stock dividend, stock split or similar transaction. The Company may at any time and from time to time by amendment to the Plan increase the number of shares of Stock available for sale to participants under the Plan.

  AMENDMENT OR DISCONTINUANCE OF THE PLAN

        The Company may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. Thirty (30) days' notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan.

        The Company shall have the right at any time upon written notice to a Participant to suspend or terminate such Participant's participation in the Plan if it determines in its sole discretion that suspension or termination is appropriate because shares of Stock may not lawfully be offered or sold in the state in which the Participant resides or that the Participant is using the Plan for purposes inconsistent with the intended purpose of the Plan, or for any other reason. In the event that a Participant's right to participate in the Plan is terminated, the Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 13 of the Plan on the effective date of such termination.

  INTERPRETATION OF THE PLAN

        Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants.